Exhibit (d)(2)(a)

AMENDMENT TO SUB-ADVISORY BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

MILLIMAN FINANCIAL RISK MANAGEMENT LLC

THIS AMENDMENT is made as of January 24, 2020, to the Sub-Advisory Agreement dated July 31, 2017 (the "Agreement"), between Transamerica Asset Management, Inc. (the "Investment Adviser") and Milliman Financial Risk Management LLC (the "Subadviser").

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.The name of the fund DeltaShares® S&P Emerging Plus Managed Risk ETF is changed to DeltaShares® S&P EM 100 & Managed Risk ETF effective December 10, 2018.

2.Schedule A. Schedule A to the Agreement is hereby deleted in its entirety and replaced as follows:

FUND	SUB-ADVISER COMPENSATION*
DeltaShares® S&P 500 Managed Risk ETF	0.125%

DeltaShares® S&P 400 Managed Risk ETF	0.125%

DeltaShares ®S&P 600 Managed Risk ETF	0.125%

DeltaShares®S&P International Managed Risk ETF	0.15%

DeltaShares® S&P EM 100 & Managed Risk ETF	0.18%

In all other respects, the Agreement dated July 21, 2017 is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of January 24, 2020.

TRANSAMERICA ASSET MANAGEMENT, INC.

By: /s/ Christopher A. Staples

Name: Christopher A. Staples

Title: Senior Vice President

MILLIMAN FINANCIAL RISK MANAGEMENT LLC

By: /s/ Adam Schenck

Name: Adam Schenck

Title: Principal and Managing Director